EXHIBIT 99.1

Company Contacts:
Brian Mower	Betsy Truax
CFO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

Iomed Reports Fourth Quarter Fiscal 2006 Results

 Operating Cash Flow of $967,000; Fiscal 2006 Net Income Increases 41%

Salt Lake City, UT (August 29, 2006) – Iomed, Inc. (AMEX:IOX) today reported financial results for the fourth quarter and fiscal year ended June 30, 2006.

Fourth Quarter Results

For the quarter ended June 30, 2006, sales were $2,617,000 compared with $2,941,000 a year ago. The decreased sales were primarily due to reduced unit sales volume to certain large dealers. Gross margin improved to 63.2% in the fourth quarter versus 61.6% a year ago.

Selling, general and administrative (SG&A) expenses decreased 13% during the fourth quarter compared with a year ago due to reduced professional fees and lower personnel costs.  Research and development expenses were higher than a year ago due to increased investment in new product development activities.

Iomed reported net income of $53,000, or $0.01 per diluted share, for the fourth quarter of fiscal 2006 compared with net income of $30,000, or nil per share, for the fourth quarter of fiscal 2005. Net income in the quarter benefited from net interest income of $90,000 compared to $51,000 in the prior year. Pursuant to new accounting rules, which became effective for the Company beginning this fiscal year, net income in the current period was affected by a non-cash charge of $34,000 in stock option related compensation expense.

Fiscal Year Results

For the fiscal year ended June 30, 2006, Iomed reported sales of $10,843,000, down 5% from a year ago. This decline was primarily due to the reduced unit sales volumes, which affected fourth quarter sales.  Gross margin declined slightly to 60.6% from 61.6% during the comparable fiscal year.

SG&A expenses were down 9% during the fiscal year due to reduced personnel, professional fees and litigation-related expenses. Litigation-related expenses were $887,000 for the fiscal year of 2006 versus $971,000 a year ago.

Net income during fiscal 2006 was up 41% from a year ago.  The Company reported net income of $600,000, or $0.08 per diluted share, compared with net income of $425,000, or $0.06 per diluted share, a year ago. Net income for the fiscal year benefited from increased net interest income from improved rates.  Net income in the current fiscal year was negatively affected by a non-cash charge of $150,000 in stock option related compensation expense.

During fiscal year 2006, Iomed generated operating cash flow of $967,000. Working capital increased 4% to $9.4 million, long-term debt decreased 53% to $393,000 and total equity increased 10% to $10.8 million. Cash and cash equivalents were $8.4 million at June 30, 2006.

Management Comments

 “Reduced unit sales volume was the major factor affecting our sales during the year,” said Robert J. Lollini, President and CEO. “Lower sales to Compex Technologies, our second largest customer, reimbursement pressures and increased competition all contributed to this decline. The acquisition of Compex by Encore Medical Inc., the parent company of our largest competitor, will likely have a continuing effect on our sales in fiscal 2007. However, we are optimistic that our efforts to retain and service Compex’s end-user customer accounts either directly or through alternative channels within our distributor network will be effective in reducing the impact on future periods,” continued Mr. Lollini.

“During fiscal 2006, we continued to generate strong gross profit margins, generate cash, reduce debt and build equity, while increasing investment in new products that may enhance our competitive position as well as the competitive position of our distribution partners. We also settled two intellectual property lawsuits, limiting our potential exposure and future litigation-related expense,” Mr. Lollini said.

Iomed is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. Iomed seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about Iomed, Inc. (AMEX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include Iomed’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to Iomed as of such date. Iomed assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in Iomed’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

INCOME STATEMENTS

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Product sales	$2,617,000	$2,941,000	$10,843,000	$11,426,000
Cost of products sold	963,000	1,129,000	4,277,000	4,401,000
Gross profit	1,654,000	1,812,000	6,566,000	7,025,000

Operating costs and expenses:
Selling, general and administrative	1,362,000	1,566,000	5,171,000	5,703,000
Research and product development	329,000	267,000	1,101,000	993,000
Total operating costs and expenses	1,691,000	1,833,000	6,272,000	6,696,000

Operating income (loss)	(37,000)	(21,000)	294,000	329,000

Other income (expense):
Interest expense	(16,000)	(23,000)	(78,000)	(121,000)
Interest and other income, net	106,000	74,000	384,000	217,000

Net income	$53,000	$30,000	$600,000	$425,000

Income per share:
Basic	$0.01	$0.00	$0.09	$0.06
Diluted	$0.01	$0.00	$0.08	$0.06

Shares used in the computation of income per share:
Basic	7,335,000	6,585,000	7,039,000	6,585,000
Diluted	7,886,000	7,666,000	7,910,000	7,665,000

CONDENSED BALANCE SHEETS

	June 30,	June 30,
	2006	2005
	(unaudited)	(audited)
Cash and cash equivalents	$8,426,000	$8,293,000
Working capital, net	$9,418,000	$9,032,000
Restricted cash	$275,000	$585,000
Total assets	$12,673,000	$12,538,000
Long-term obligations	$393,000	$836,000
Accumulated deficit	$(31,132,000)	$(31,732,000)
Shareholders’ equity	$10,816,000	$9,868,000

STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	June 30,
	2006	2005
	(unaudited)
Cash flows from operating activities
Net income	$600,000	$425,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	381,000	550,000
Other non-cash charges	150,000	—
Changes in operating assets and liabilities:
Accounts receivable	104,000	28,000
Inventories	14,000	(58,000)
Prepaid expenses	(1,000)	(8,000)
Trade accounts payable	66,000	(237,000)
Other accrued liabilities	(347,000)	442,000
Net cash provided by operating activities	967,000	1,142,000

Cash flows from investing activities
Purchases of equipment and furniture	(60,000)	(61,000)
Purchase of intangible assets	(750,000)	—
Net cash used in investing activities	(810,000)	(61,000)

Cash flows from financing activities
Change in restricted cash balance	310,000	477,000
Proceeds from issuance of common shares	198,000	—
Payments on long-term obligations	(532,000)	(603,000)
Net cash used in financing activities	(24,000)	(126,000)

Net increase in cash and cash equivalents	133,000	955,000

Cash and cash equivalents at beginning of period	8,293,000	7,338,000

Cash and cash equivalents at end of period	$8,426,000	$8,293,000

#   #   #